Exhibit 99.1

REGENERATION TECHNOLOGIES, MEDTRONIC SOFAMOR DANEK AMEND EXCLUSIVE

DISTRIBUTION AGREEMENT FOR SPINAL IMPLANTS

ALACHUA, Fla., (April 15, 2004) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other allograft implants, announced today that the company has agreed with Medtronic Sofamor Danek (MSD) to amend their exclusive license and distribution agreement to supply human allograft tissue and bone paste for spine surgery. The amendment, which is effective immediately, clarifies certain distribution requirements and reflects progress made at both companies since the original agreement was signed in June 2002.

“The amendment to our exclusive agreement with Medtronic Sofamor Danek should enhance the performance of both companies,” said Brian K. Hutchison, RTI chairman, president and CEO. “The biologics industry is expanding rapidly and both RTI and MSD are growing to better meet demand and offer innovative solutions to surgeons.”

Details of the amendment include the following points:

•	MSD continues to serve as the exclusive distributor for specialty tissue allografts and bone paste processed by RTI for use in spinal surgery in the United States, Canada and Puerto Rico. RTI remains committed to consistently fulfilling the demand of MSD and its customers with sterile, high quality biological implants for spinal surgery.

•	RTI is able to distribute certain spinal implants outside of MSD’s exclusive territory, which allows international needs to be met more effectively.

•	RTI is able to develop new markets and distribution channels for non-spinal implants. RTI is presently building its own sales force to begin accommodating these opportunities.

•	Both companies have increased visibility into the entire process, from preparation of the tissue to delivery to surgeons. Increased dialogue among the top executives on biologics strategies will allow better forecasting, more efficiency and a stronger relationship for the two companies.

“MSD and RTI share a commitment to continuously improve the quality of human allograft tissue and develop innovative tissue-based solutions for patients suffering from debilitating, chronic back pain,” said Michael F. DeMane, MSD senior vice president and president for spinal, ENT and SNT. “Our companies have worked together to develop an alliance that, today, helps thousands of patients worldwide with biological solutions in spinal surgery.”

Under terms of the original agreement, RTI remains responsible for processing human allograft tissue for the spine and regulatory compliance related to screening, testing and processing of this tissue. MSD is responsible for developing techniques and instrumentation for implantation of human allograft tissue, training and consultation with surgeons on custom implants, distribution and immediate delivery of available tissue and regulatory compliance related to distribution.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation. By processing allograft tissue into forms that can be used in many types of surgical procedures, RTI enables patients to benefit from the gift of donated tissues.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft. The company has distributed more than 400,000 implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.